Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

ANNOUNCES FIRST QUARTER 2020 RESULTS

BIRMINGHAM, AL (May 4, 2020) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $0.8 million, or $0.13 per diluted share, for the quarter ended March 31, 2020, compared to $1.2 million, or $0.18 per diluted share, for both of the quarters ended December 31, 2019 and March 31, 2019.

“Our management team and employees are very focused right now on serving our customers during the global pandemic,” stated James F. House, President and CEO of the Company. “I am proud of their tireless efforts.  Due to the resiliency of our people, as well as the strength and stability of our balance sheet, I believe that we are well positioned to handle the challenges that we see ahead,” continued Mr. House.

First Quarter 2020 Highlights

Transfer of Indirect Loans – Effective January 1, 2020, the Company transferred a total of $45.5 million of its indirect loan portfolio from the Bank’s wholly-owned subsidiary, Acceptance Loan Company (“ALC”), to the Bank. The loans transferred include indirect sales lending relationships originated through prominent national or regional retailers that are managed by the Company on a centralized basis. The Company currently operates this lending in 11 states located in the southeastern United States. Management believes that the movement of this portfolio under the Bank’s brand will afford greater opportunity for growth and diversification of the portfolio over time.

Net Interest Margin – Net interest margin was 4.97% for the first quarter of 2020, compared to 5.12% for the fourth quarter of 2019 and 5.17% for the first quarter of 2019. The reduction in net interest margin during the first quarter of 2020 resulted from the prevailing interest rate environment during the quarter, including the 150-basis point reduction in the federal funds rate in March that had an immediate impact on interest earned on the Company’s interest-bearing cash holdings. In response to the changing environment, during the quarter, management reduced rates paid on the majority of its deposit products. These efforts reduced total costs on interest-bearing liabilities during the quarter; however, interest-bearing assets repriced faster than interest-bearing liabilities. Should the interest rate environment hold in the near term, the Company expects to further reduce interest costs as interest-bearing liabilities continue to reprice.

Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), were $4.7 million as of March 31, 2020 and $4.8 million as of December 31, 2019. As a percentage of total assets, non-performing assets totaled 0.60% as of March 31, 2020, compared to 0.61% as of December 31, 2019.

Loan Loss Reserves and Provisioning – The provision for loan and lease losses was $0.6 million during the first quarter of 2020, compared to $0.7 million during the fourth quarter of 2019 and $0.4 million during the first quarter of 2019.  Due to changing economic conditions as a result of the COVID-19 pandemic, the Company increased qualitative factors associated with macroeconomic conditions in its calculation of the allowance for loan and lease losses as of March 31, 2020.  The allowance as a percentage of total loans was 1.09% as of March 31, 2020, compared to 1.05% as of December 31, 2019 and 0.97% as of March 31, 2019.  Excluding acquired loans, which continue to be recorded net of  purchase discounts that management believes are adequate to absorb losses inherent in the portfolio, the allowance as a percentage of total loans was 1.31% as of March 31, 2020, compared to 1.29% as of December 31, 2019 and 1.34% as of March 31, 2019. Due to its classification as a smaller reporting company, the Company was not required to and did not adopt the Current Expected Credit Loss (CECL) model during the first quarter of 2020. Management believes that the allowance for loan and lease losses as of March 31, 2020, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of the balance sheet date. However, the economic environment as a result of the COVID-19 pandemic continues to contain a significant level of uncertainty, and accordingly, management will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio.

Non-interest Income – Non-interest income totaled $1.3 million during the first quarter of 2020, compared to $1.4 million during the fourth quarter of 2019 and $1.3 million during the first quarter of 2019.

Non-interest Expense – Non-interest expense totaled $8.5 million during the first quarter of 2020, compared to $8.3 million during the fourth quarter of 2019 and $8.5 million during the first quarter of 2019.

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 2
May 4, 2020

Provision for Income Taxes – The Company recorded $0.3 million in income tax expense for the first quarter of 2020, compared to $0.4 million in both the fourth quarter of 2019 and the first quarter of 2019. For the quarter ended March 31, 2020, the Company’s effective tax rate was 23.6%, compared to 24.0% for the quarter ended December 31, 2019 and 22.1% for the quarter ended March 31, 2019.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in the first quarter of 2020, which is consistent with the Company’s quarterly dividend declaration for the fourth quarter of 2019. These quarters represented an increase over the Company’s quarterly dividend declarations of $0.02 in the first three quarters of 2019 and each quarter of 2018.

Share Repurchases – During the first quarter of 2020, the Company completed share repurchases totaling 38,604 shares of its $0.01 par value common stock at a weighted average price of $11.70 per share.  The shares were repurchased under the Company’s existing share repurchase program, which was originally approved by the Company’s Board of Directors in 2006. As of March 31, 2020, a total of 54,961 shares remained available for repurchase under the program.

Regulatory Capital – During the first quarter of 2020, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2020, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 12.79%. Its total capital ratio was 13.81%, and its Tier 1 leverage ratio was 9.46%.

Liquidity – As of March 31, 2020, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio, and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

Impact of COVID-19 Pandemic and CARES Act

As a result of the COVID-19 pandemic, in March 2020, management implemented the Company’s Pandemic Contingency Plan (the “Plan”). The Plan includes activities designed to promote the safety and well-being of employees and customers, and to monitor the Company’s financial and business risks as a result of the pandemic.  The procedures implemented under the Plan include, but are not limited to:

•	Daily briefings with management and stakeholders to stay current on developments;
•	Increased monitoring and communications with loan and deposit customers;
•	Increased monitoring of the Company’s capital and liquidity positions;
•	Increased cleaning and sanitation of our facilities;
•	Additional communication to ensure that our robust suite of digital offerings are understood by customers;
•	Suspension of non-essential travel for our employees;
•	Implementation of social distancing protocols, including drive-thru only bank branch operations, and limitation of in-person meetings; and
•	Increased risk monitoring to ensure prudence in all of our management actions.

In accordance with the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was signed into law on March 27, 2020, the Company has implemented initiatives to provide opportunities to borrowers for short-term payment deferments.  In addition, subsequent to March 31, 2020, the Company has participated in funding loans under the Paycheck Protection Program administered by the Small Business Administration.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 3
May 4, 2020

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by the novel coronavirus (COVID-19), these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on our business, our customers, the communities that we serve and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act) and the resulting effect on our operations, liquidity and capital position and on the financial condition of our borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; and cybersecurity threats. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 4
May 4, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended
	2020	2019
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:
Interest income	$10,397	$10,825	$11,027	$10,923	$10,813
Interest expense	1,511	1,636	1,680	1,690	1,640
Net interest income	8,886	9,189	9,347	9,233	9,173
Provision for loan and lease losses	580	716	883	715	400
Net interest income after provision for loan and lease losses	8,306	8,473	8,464	8,518	8,773
Non-interest income	1,297	1,396	1,414	1,291	1,265
Non-interest expense	8,494	8,279	8,546	8,504	8,453
Income before income taxes	1,109	1,590	1,332	1,305	1,585
Provision for income taxes	262	381	214	300	351
Net income	$847	$1,209	$1,118	$1,005	$1,234
Per Share Data:
Basic net income per share	$0.13	$0.19	$0.17	$0.16	$0.19
Diluted net income per share	$0.13	$0.18	$0.16	$0.15	$0.18
Dividends declared	$0.03	$0.03	$0.02	$0.02	$0.02
Key Measures (Period End):
Total assets	$788,565	$788,738	$771,930	$777,171	$795,334
Tangible assets (1)	779,850	779,913	762,996	768,115	786,150
Loans, net of allowance for loan losses	539,685	545,243	544,519	511,515	502,760
Allowance for loan and lease losses	5,954	5,762	5,585	5,087	4,924
Investment securities, net	110,079	108,356	114,309	136,649	148,025
Total deposits	682,595	683,662	677,640	682,806	703,361
Short-term borrowings	10,152	10,025	221	73	—
Total shareholders’ equity	84,332	84,748	83,790	83,748	81,573
Tangible common equity (1)	75,617	75,923	74,856	74,692	72,389
Book value per common share	13.73	13.76	13.47	13.28	12.94
Tangible book value per common share (1)	12.31	12.33	12.03	11.84	11.48
Key Ratios:
Return on average assets (annualized)	0.43%	0.61%	0.57%	0.51%	0.63%
Return on average common equity (annualized)	4.02%	5.68%	5.28%	4.89%	6.21%
Return on average tangible common equity (annualized) (1)	4.49%	6.35%	5.92%	5.50%	7.01%
Net interest margin	4.97%	5.12%	5.23%	5.21%	5.17%
Efficiency ratio (2)	83.4%	78.2%	79.4%	80.8%	81.0%
Net loans to deposits	79.1%	79.8%	80.4%	74.9%	71.5%
Net loans to assets	68.4%	69.1%	70.5%	65.8%	63.2%
Tangible common equity to tangible assets (1)	9.70%	9.73%	9.81%	9.72%	9.21%
Tier 1 leverage ratio (3)	9.46%	9.61%	9.55%	9.43%	9.22%
Allowance for loan losses as % of loans	1.09%	1.05%	1.02%	0.98%	0.97%
Nonperforming assets as % of total assets	0.60%	0.61%	0.35%	0.35%	0.39%

(1) Refer to Non-GAAP Financial Measures – Tangible Balances and Measures beginning on page 10
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 5
May 4, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2020			March 31, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$548,107	$9,639	7.07%	$512,047	$9,673	7.66%
Taxable investment securities	104,123	531	2.05%	148,333	794	2.17%
Tax-exempt investment securities	1,191	10	3.38%	2,201	15	2.76%
Federal Home Loan Bank stock	1,137	14	4.95%	703	11	6.35%
Federal funds sold	12,663	42	1.33%	7,134	44	2.50%
Interest-bearing deposits in banks	52,026	161	1.24%	48,535	276	2.31%
Total interest-earning assets	719,247	10,397	5.81%	718,953	10,813	6.10%
Non-interest-earning assets:
Other assets	73,405			69,871
Total	$792,652			$788,824

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$169,424	$175	0.42%	$169,268	$206	0.49%
Savings deposits	165,419	313	0.76%	168,925	461	1.11%
Time deposits	238,234	987	1.67%	254,610	973	1.55%
Total interest-bearing deposits	573,077	1,475	1.04%	592,803	1,640	1.12%
Borrowings	10,121	36	1.43%	349	—	—
Total interest-bearing liabilities	583,198	1,511	1.04%	593,152	1,640	1.12%
Non-interest-bearing liabilities:
Demand deposits	114,239			107,045
Other liabilities	10,494			8,027
Shareholders’ equity	84,721			80,600
Total	$792,652			$788,824

Net interest income		$8,886			$9,173
Net interest margin			4.97%			5.17%

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 6
May 4, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$13,219	$11,939
Interest-bearing deposits in banks	42,902	45,091
Total cash and cash equivalents	56,121	57,030
Federal funds sold	15,080	10,080
Investment securities available-for-sale, at fair value	96,541	94,016
Investment securities held-to-maturity, at amortized cost	13,538	14,340
Federal Home Loan Bank stock, at cost	1,135	1,137
Loans and leases, net of allowance for loan and lease losses of $5,954 and $5,762, respectively	539,685	545,243
Premises and equipment, net	29,071	29,216
Cash surrender value of bank-owned life insurance	15,622	15,546
Accrued interest receivable	2,391	2,488
Goodwill and core deposit intangible, net	8,715	8,825
Other real estate owned	1,054	1,078
Other assets	9,612	9,739
Total assets	$788,565	$788,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$116,190	$112,729
Interest-bearing	566,405	570,933
Total deposits	682,595	683,662
Accrued interest expense	487	537
Other liabilities	10,999	9,766
Short-term borrowings	10,152	10,025
Total liabilities	704,233	703,990

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,592,251 and 7,568,053 shares issued, respectively; 6,143,286 and 6,157,692 shares outstanding, respectively	75	75
Surplus	13,904	13,814
Accumulated other comprehensive loss, net of tax	(763)	(46)
Retained earnings	93,418	92,755
Less treasury stock: 1,448,965 and 1,410,361 shares at cost, respectively	(22,302)	(21,850)
Total shareholders’ equity	84,332	84,748

Total liabilities and shareholders’ equity	$788,565	$788,738

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 7
May 4, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Interest income:
Interest and fees on loans	$9,639	$9,673
Interest on investment securities	758	1,140
Total interest income	10,397	10,813

Interest expense:
Interest on deposits	1,475	1,640
Interest on borrowings	36	—
Total interest expense	1,511	1,640

Net interest income	8,886	9,173

Provision for loan and lease losses	580	400

Net interest income after provision for loan and lease losses	8,306	8,773

Non-interest income:
Service and other charges on deposit accounts	434	460
Credit insurance income	153	143
Net gain on sales and prepayments of investment securities	—	13
Mortgage fees from secondary market	127	103
Lease income	212	209
Other income, net	371	337
Total non-interest income	1,297	1,265

Non-interest expense:
Salaries and employee benefits	5,136	4,988
Net occupancy and equipment	1,001	1,089
Computer services	417	351
Fees for professional services	278	242
Other expense	1,662	1,783
Total non-interest expense	8,494	8,453

Income before income taxes	1,109	1,585
Provision for income taxes	262	351
Net income	$847	$1,234
Basic net income per share	$0.13	$0.19
Diluted net income per share	$0.13	$0.18
Dividends per share	$0.03	$0.02

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 8
May 4, 2020

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

In addition to GAAP-based measures of net income, management periodically reviews certain non-GAAP measures of pre-tax income that factor out the impact of discrete income or expense items that, although not unusual, infrequent or nonrecurring, tend to fluctuate significantly from quarter to quarter or are based on events that are not necessarily indicative of the Company’s core operating earnings as a financial institution. An example includes the provision for loan and lease losses which, although a core part of the Company’s operating activities, may fluctuate significantly based on the level of loan growth in a quarter, changes in economic factors or other events during the quarter. Examples of items that are not necessarily considered by management to be core to the Company’s operating earnings include accretion and amortization of discounts, premiums and intangible assets associated with purchase accounting. In its own analysis, management has defined operating income as a non-GAAP financial measure that adjusts net income for the following items:

•	Provision for (benefit from) income taxes
•	Accretion of discount on purchased loans
•	Accretion of premium on purchased time deposits
•	Gains (losses) on sales and prepayments of investment securities
•	Gains (losses) on settlements of derivative contracts
•	Gains (losses) on sales of foreclosed real estate
•	Provision for loan and lease losses
•	Amortization of core deposit intangible asset
•	Acquisition expenses

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of March 31, 2020 is set forth below. A limitation of the non-GAAP calculation of operating income presented below is that the adjustments to the comparable GAAP measure (net income) include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; however, the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 9
May 4, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

OPERATING INCOME – LINKED QUARTERS

(Non-U.S. GAAP Unaudited Reconciliation)

	Quarter Ended
	2020	2019
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
Net income	$847	$1,209	$1,118	$1,005	$1,234
Add back:
Provision for income taxes	262	381	214	300	351
Income before income taxes	1,109	1,590	1,332	1,305	1,585
Add back (subtract) adjustments to net interest income:
Accretion of discount on purchased loans	(131)	(174)	(180)	(172)	(234)
Accretion of premium on purchased time deposits	(9)	(11)	(21)	(35)	(64)
Net adjustments to net interest income	(140)	(185)	(201)	(207)	(298)
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	—	(25)	(45)	(9)	(13)
Net loss (gain) on sales of foreclosed real estate	5	30	19	(3)	30
Provision for loan and lease losses	580	716	883	715	400
Amortization of core deposit intangible asset	110	110	122	128	128
Net non-interest adjustments	695	831	979	831	545
Operating income	$1,664	$2,236	$2,110	$1,929	$1,832

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2020 Results	Page 10
May 4, 2020

		Quarter Ended
		2020	2019
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$788,565	$788,738	$771,930	$777,171	$795,334
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,280	1,390	1,499	1,621	1,749
Tangible assets	(a)	$779,850	$779,913	$762,996	$768,115	$786,150

Total shareholders’ equity		$84,332	$84,748	$83,790	$83,748	$81,573
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,280	1,390	1,499	1,621	1,749
Tangible common equity	(b)	$75,617	$75,923	$74,856	$74,692	$72,389

Average shareholders’ equity		$84,721	$84,345	$83,991	$82,335	$80,600
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		1,332	1,442	1,556	1,683	1,818
Average tangible shareholders’ equity	(c)	$75,954	$75,468	$75,000	$73,217	$71,347

Net income	(d)	$847	$1,209	$1,118	$1,005	$1,234
Common shares outstanding (in thousands)	(e)	6,143	6,158	6,222	6,306	6,304

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.31	$12.33	$12.03	$11.84	$11.48

Tangible common equity to tangible assets	(b)/(a)	9.70%	9.73%	9.81%	9.72%	9.21%

Return on average tangible common equity (annualized)	(1)	4.49%	6.35%	5.92%	5.50%	7.01%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)